As filed with the Securities and Exchange Commission on August 9, 2012

Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

Under

The Securities Act of 1933

SCICLONE PHARMACEUTICALS, INC.

(Exact name of registrant as specified in its charter)

Delaware	94-3116852
(State or other jurisdiction of incorporation or organization)	(IRS Employer Identification No.)

950 Tower Lane, Suite 900

Foster City, California 94404

(Address of principal executive offices) (Zip Code)

2005 EQUITY INCENTIVE PLAN

(Full title of the Plans)

Gary S. Titus

Chief Financial Officer and Senior Vice President, Finance

SciClone Pharmaceuticals, Inc.

950 Tower Lane, Suite 900

Foster City, California 94404

(Name and address of agent for service)

(650) 358-3456

(Telephone number, including area code, of agent for service)

Large accelerated filer	☐	Accelerated filer	☒

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller Reporting Company	☐

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered(1)	Amount to be Registered(2)	Proposed Maximum Offering Price per Share(3)	Proposed Maximum Aggregate Offering Price(3)	Amount of Registration Fee
2005 Equity Incentive Plan Common Stock, $0.001 par value	3,000,000	$5.435	$16,305,000	$1,868.55
Total	3,000,000		$16,305,000	$1,868.55

(1)	The securities registered include options and rights to acquire Common Stock.
(2)	Pursuant to Rule 416(a), this registration statement also covers any additional securities that may be offered or issued in connection with any stock split, stock dividend or similar transaction.
(3)	Calculated solely for purposes of this offering under Rule 457(h) of the Securities Act of 1933, as amended (the “Securities Act”). As to the shares under the 2005 Equity Incentive Plan (the “2005 Plan”), the price is based on the average of the high and low selling prices per share of the Registrant’s Common Stock on August 3, 2012, as reported on the Nasdaq Global Select Market.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1.	Plan Information

Not required to be filed with this Registration Statement on Form S-8 (the “Registration Statement”).

Item 2.	Registrant Information and Employee Plan Annual Information

Not required to be filed with this Registration Statement.

PART II

Information Required in the Registration Statement

Item 3.	Incorporation of Documents by Reference

The Registrant hereby incorporates by reference into this Registration Statement the following documents previously filed with the Securities and Exchange Commission:

(a)	The Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2011 filed with the Securities and Exchange Commission on March 15, 2012;

(b)

1.	The Registrant’s Quarterly Report on Form 10-Q, filed with the Securities and Exchange Commission on (i) May 10, 2012, for the period ending March 31, 2012 and (ii) August 8, 2012, for the period ending June 30, 2012.

2.	The Registrant’s Current Reports on Form 8-K filed with the Securities and Exchange Commission on April 6, 2012 and June 13, 2012; and

(c)

1.	The description of the Company’s Common Stock contained in the Company’s Registration Statement on Form 8-A filed on September 18, 2003 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), including any amendment or report filed for the purpose of updating such description.

2.	The description of the Registrant’s preferred stock purchase rights contained in the Registrant’s registration statement on Form 8-A under the Exchange Act, including any amendment or report filed for the purpose of updating such description.

All documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment to this registration statement which indicates that all securities offered hereby have been sold or which deregisters all securities remaining unsold, shall be deemed to be incorporated by reference in this registration statement and to be a part hereof from the date of filing of such documents.

Item 4.	Description of Securities

Not applicable.

Item 5.	Interests of Named Experts and Counsel

Not applicable.

Item 6.	Indemnification of Directors and Officers

Section 102(b) of the Delaware General Corporation Law authorizes a corporation to provide in its Certificate of Incorporation that a director of the corporation shall not be personally liable to corporation or its stockholders for monetary damages for breach or alleged breach of the director’s “duty of care.” While this statute does not change directors’ duty of care, it enables corporations to limit available relief to equitable remedies such as injunction or rescission. The statute has no effect on a director’s duty of loyalty or liability for acts or omissions not in good faith or involving intentional misconduct or knowing violations of law, illegal payment of dividends or stock redemptions or repurchases, or for any transaction from which the director derives an improper personal benefit. As permitted by the statute, the Company has adopted provisions in its Certificate of Incorporation which eliminate to the fullest extent permissible under Delaware law the personal liability of its directors to the Company and its stockholders for monetary damages for breach or alleged breach of their duty of care.

Section 145 of the General Corporation Law of the State of Delaware provides for the indemnification of officers, directors, employees and agents of a corporation. The Company’s Certificate of Incorporation and Bylaws, as amended to date, provide that the Company shall indemnify its directors, officers, employees and agents to the full extent permitted by the General Corporation Law of the State of Delaware, including in circumstances in which indemnification is otherwise discretionary under such law. In addition, with the approval of the Board of Directors and the stockholders, the Company has entered into separate indemnification agreements with its directors, officers and certain employees which require the Company, among other things, to indemnify them against certain liabilities which may arise by reason of their status or service (other than liabilities arising from willful misconduct of a culpable nature) and to obtain directors’ and officers’ insurance, if available on reasonable terms.

Section 145 of the General Corporation Law of the State of Delaware provides for indemnification in terms sufficiently broad to indemnify such individuals, under certain circumstances, for liabilities (including reimbursement of expenses incurred) arising under the Securities Act.

Item 7.	Exemption From Registration Claimed

Not applicable.

Item 8.	Exhibits

See Exhibit Index.

Item 9.	Undertakings

(a) The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) (§ 230.424(b) of this chapter) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

Provided, however, That: Paragraphs (a)(1)(i) and (a)(1)(ii) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 (15 U.S.C. 78m or 78o(d)) that are incorporated by reference in this registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURE

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8, and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Foster City, State of California on this 9th day of August, 2012.

SciClone Pharmaceuticals, Inc.

By:	/s/ Gary S. Titus
Gary S. Titus
Chief Financial Officer and Senior Vice President, Finance

SIGNATURES AND POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS:

Each person whose signature appears below constitutes and appoints Friedhelm A. Blobel, Ph.D. and Gary S. Titus, and each of them singly, his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution in each of them singly, for him and in his or her name, place and stead, and in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement on Form S-8 of SciClone Pharmaceuticals, Inc., and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting to the attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite or necessary to be done in or about the premises, as full to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that the attorneys-in-fact and agents or any of each of them or their substitute may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Friedhelm Blobel Friedhelm Blobel, Ph.D.	President, Chief Executive Officer and Director (Principal Executive Officer)	August 9, 2012

/s/ Mark Lotter Mark Lotter	Chief Executive Officer, China Operations and Director	August 9, 2012

/s/ Gary S. Titus Gary S. Titus	Chief Financial Officer and Senior Vice President, Finance (Principal Financial and Accounting Officer)	August 9, 2012

/s/ Peter Barrett Peter Barrett	Director	August 9, 2012

/s/ Richard J. Hawkins Richard J. Hawkins	Director	August 9, 2012

/s/ Gregg A. Lapointe Gregg A. Lapointe	Director	August 9, 2012

/s/ Ira D. Lawrence Ira D. Lawrence, M.D.	Director	August 9, 2012

/s/ Jon S. Saxe Jon S. Saxe	Chairman of the Board and Director	August 9, 2012

INDEX TO EXHIBITS

Exhibit	Description

4.1	Amended and Restated Certificate of Incorporation of the Company is incorporated by reference to Exhibit 3(i).1 to the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission on July 28, 2003.

4.2	Certificate of Amendment to the Amended and Restated Certificate of the Company is incorporated by reference to Exhibit 3(i).1(2) to the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission on July 6, 2011.

4.3	Certificate of Designation, Preferences and Rights of the Terms of the Series D Preferred Stock as filed by the Company with the Secretary of State of the State of Delaware as of December 6, 2006 in incorporate by reference to Exhibit 3.1 to the Company’s Current Report on Form 8-K filed with the Securities Exchange Commission on December 28, 2006.

4.4	Bylaws of the Company are incorporated by reference to Exhibit 3.1 to the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission on August 9, 2011.

4.5	Rights Agreement, effective as of December 19, 2006, between the Company and Mellon Investor Services LLC, as rights agent (including as Exhibit A the form of Certificate of Designation, Preferences and Rights of the Services D Preferred Stock, as Exhibit B the form of Right Certificate, and as Exhibit C the Summary of Terms of Rights Agreement) is incorporated by reference from the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission on December 22, 2006.

5	Opinion and consent of DLA Piper LLP (US).

23.1	Consent of Independent Registered Public Accounting Firm.

23.2	Consent of DLA Piper LLP (US) is contained in Exhibit 5.

24	Power of Attorney. (Included in signature pages to this Registration Statement.)

99.1	2005 Equity Incentive Plan, as amended to date, is incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission on June 13, 2012.